Exhibit 15.1

Independent Accountants’ Review Report

The Board of Directors and Shareholders

Mercury General Corporation:

We have reviewed the consolidated balance sheet of Mercury General Corporation and subsidiaries as of September 30, 2003, and the related consolidated statements of income and comprehensive income for the three-month and nine-month periods ended September 30, 2003 and 2002 and the related consolidated statements of cash flows for the nine-month periods ended September 30, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Mercury General Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 31, 2003, we expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Los Angeles, California

November 11, 2003